As filed pursuant to Rule 424(b)(3)
                                       Registration No. 333-29677

Pricing Supplement No. 0176 dated March 1, 1999
(To Prospectus dated June 26, 1997 and
Prospectus Supplement dated July 2, 1997)

                     XEROX CREDIT CORPORATION
                   Medium-Term Notes, Series F
           Due Nine Months or More From Date of Issue
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                              GENERAL
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Principal Amount: $300,000,000
Issue Price: $300,000,000 (100% of Principal Amount)
  (see below under "Agent")
Agent's Discount or Commission: None (see below under "Agent")
Net proceeds to Company: $300,000,000 (100% of Principal Amount) Original Issue Date (Settlement Date): March 5, 1999
Maturity Date: March 31, 2000
Agent: Lehman Brothers Inc. ("Lehman").
   Lehman has purchased the Notes as principal in this transaction for resale to one or more investors or other purchasers at varying prices related to prevailing market conditions at the time or times of resale as determined by Lehman.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
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                             INTEREST
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/x/ Fixed Rate Note

    The rate of interest on this Note will be 5.32% per annum.

    Interest on this Note will be calculated on a 30/360 basis and will be payable on September 5, 1999 and March 5, 2000 and at maturity, subject in each case to adjustment in accordance with the Following Business Day Convention (as defined in the 1991 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc.) (each as adjusted, an "Interest Payment Date"), and the Regular Record Date relating to each Interest Payment Date will be the date (whether or not a Business
Day) which is 15 days immediately prior to such Interest Payment
Date.
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    EARLY REDEMPTION AND/OR REPAYMENT, AND OPTIONAL EXTENSION
          OF MATURITY DATE, RESETS AND PAYMENT CURRENCY
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Early redemption at Company's option:
  /X/ No    / / Yes  (See below)

Early repayment at Holder's option:
  /X/ No    / / Yes

Option to extend Maturity Date:
  /X/ No    / / Yes

Option to reset interest rate:
  /X/ No    / / Yes
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                            ATTACHMENT
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None.